NEWS RELEASE

Broadcom Financial Analyst Contact:
Broadcom Media Contact: Bill Blanning Vice President, Global Media Relations 949-926-5555 blanning@broadcom.com	T. Peter Andrew Vice President, Corporate Communications 949-926-5663 pandrew@broadcom.com

Broadcom Names Veteran Executive Eric Brandt as
Chief Financial Officer

IRVINE, Calif. – March 14, 2007 – Broadcom Corporation (Nasdaq: BRCM), a global leader in semiconductors for wired and wireless communications, today announced that veteran financial executive Eric K. Brandt will join the company later this month as Senior Vice President and Chief Financial Officer.

Mr. Brandt, a former chief financial officer of Allergan, Inc. and most recently chief executive officer of Avanir Pharmaceuticals, was selected after an extensive global search following the retirement last September of former CFO William J. Ruehle. Since that time, Bruce E. Kiddoo, Broadcom’s Vice President and Corporate Controller, has served as Acting Chief Financial Officer.

“Eric Brandt brings a unique perspective to the senior financial position at Broadcom, having served both as an award-winning CFO of multibillion dollar specialty pharmaceutical leader Allergan and as CEO of an entrepreneurial enterprise like Avanir,” said Scott A. McGregor, Broadcom’s President and Chief Executive Officer. “Eric possesses extensive experience in research and development and intellectual property-intensive industries – a perfect complement to our own engineering-driven organization. We look forward to leveraging his unique background to help shape the long-term strategic direction of Broadcom and to lead our strong financial team.”

Prior to joining Avanir in September 2005, Mr. Brandt served as Executive Vice President – Finance and Technical Operations and Chief Financial Officer of Allergan in Irvine, Calif., where he also held a number of other senior positions following his arrival there in 1999. While at Allergan, Mr. Brandt was twice named one of the “Best CFOs in America” in Institutional Investor magazine’s annual survey of portfolio managers and brokerage firm research analysts.

Previously, Mr. Brandt spent 10 years with The Boston Consulting Group in Boston, Mass., most recently serving in the role of Vice President and Partner and as a senior member of the firm’s heath care practice, where he worked with several of the largest global pharmaceutical companies on issues such as business and market strategy, acquisitions, manufacturing strategy, and optimizing research and development processes. In addition, while at BCG he led the North American operations practice and had experience advising computer and telecommunications clients.

Mr. Brandt, 44, holds a B.S. in Chemical Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School. He is a director of Dentsply International, Inc. and of Vertex Pharmaceuticals, Inc., where he chairs the audit committee.

“I’m very excited to join an industry-leading company that is fast moving, driven to succeed and has tremendous opportunity ahead of it,” said Mr. Brandt. “Having spent numerous years working with large, global companies as well as in more entrepreneurial settings, I look forward to bringing my experience and skills to a company that combines both, while at the same time working with a world-class team of individuals whose innovative technology and products are changing the way the world communicates.”

Mr. McGregor also noted Mr. Kiddoo’s significant contribution to Broadcom in the role of Acting Chief Financial Officer. “Bruce has done an amazing job of seamlessly stepping into the Acting CFO position and leading our entire finance and investor relations team over the last several months,” he said. “The Board and I extend our deep gratitude to Bruce for the time and effort he has put into this critical responsibility and look forward to his continuing contributions as we move forward.”

Mr. Kiddoo will continue to serve as Acting Chief Financial Officer until Mr. Brandt’s arrival and thereafter will continue as Vice President and Corporate Controller.

About Broadcom

Broadcom Corporation is a major technology innovator and global leader in semiconductors for wired and wireless communications. Broadcom® products enable the delivery of voice, video, data and multimedia to and throughout the home, the office and the mobile environment. We provide the industry’s broadest portfolio of state-of-the-art, system-on-a-chip and software solutions to manufacturers of computing and networking equipment, digital entertainment and broadband access products, and mobile devices. These solutions support our core mission: Connecting everything®.

Broadcom is one of the world’s largest fabless semiconductor companies, with 2006 revenue of $3.67 billion, and holds over 1,950 U.S. and 750 foreign patents, more than 5,900 additional pending patent applications, and one of the broadest intellectual property portfolios addressing both wired and wireless transmission of voice, video and data.

Broadcom is headquartered in Irvine, Calif., and has offices and research facilities in North America, Asia and Europe. Broadcom may be contacted at +1.949.926.5900 or at www.broadcom.com.

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